Exhibit 10.32

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”), dated as of March 29,  2018, by and between Willis Lease Finance Corporation, a Delaware Corporation  (the “Company”) and M3 Partners, LP, a Delaware Limited Partnership (the “Seller”).

RECITALS

WHEREAS,  on September 27, 2012, the Company’s Board of Directors approved and on April 21, 2015 its Board of Directors reapproved a stock repurchase program of up to $100 million, capped at $20 million per year (the “Repurchase Program”).

WHEREAS,  the Seller desires to sell 294,787 shares of common stock, par value $0.01, of the Company (“Common Stock”),  owned by the Seller and has approached the Company to determine whether the Company would redeem such shares (the “Redeemed Shares”).

WHEREAS, the Company’s Board of Directors approves the redemption of the Redeemed Shares under the Repurchase Program.

WHEREAS, Seller and the Company have agreed to redemption of the Redeemed Shares on the terms and conditions set forth herein.

NOW, THEREFORE,  in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND CONSTRUCTION

Section 1.1      Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise and “controlling” and “controlled” shall have the meanings correlative thereto.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in San Francisco,  California.

“Contract” means any agreement, obligation, contract, license, arrangement, understanding, commitment, indenture or instrument, in each case, whether written or oral.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage, easement, restriction (including restrictive covenants or deed restrictions in connection with environmental or remedial obligations), lease, sublease, right of way, right of refusal or offer, claim, restriction on transfer, disposition or sale (including any restrictive legend contained on a certificate representing shares of Common Stock), restriction on voting or other similar restriction, including any voting agreement or proxy.

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi‑governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Law” means any law, statute, ordinance, rule, regulation, directive, code, decision, Order or other requirement enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Person” means an individual, a corporation, a general or limited partnership, an association, a Corporation, a Governmental Entity, a trust or other entity or organization.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

Section 1.2      Additional Definitions.

Agreement	Preamble
Bankruptcy and Equity Limitation	Section 3.1(b)
Chosen Courts	Section 6.4
Closing	Section 2.2
Common Stock	Recitals
Company	Recitals
DWAC	Section 2.2
Order	Section 5.1(a)
Pricing Date	Section 2.1
Purchase Price	Section 2.1
Redeemed Shares	Recitals
Repurchase Program	Preamble
Seller	Preamble
Transaction	Section 2.1

Section 1.3      Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 1.4      Construction.  Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the term “Section” refers to the specified Section of this Agreement; (vii) the terms “Dollars” and “$” mean United States

Dollars; and (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

Section 1.5       Joint Drafting.  The parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

ARTICLE II

THE TRANSACTION; THE CLOSING

Section 2.1      The Transaction.  On the terms and subject to the conditions set forth herein, the Seller agrees to sell, and Company agrees to purchase, the Redeemed Shares for an aggregate purchase price (the “Purchase Price”) equal to the product of: (i) $34.28,  the agreed upon price per share, equal to the price per share of the Company’s common stock as quoted on NASDAQ at 4PM, Eastern Time, on March 29, 2018 (the “Pricing Date”),  multiplied by (ii) 294,787 (the “Transaction”).  The aggregate purchase price equates to $10,105,298.36.

Section 2.2      The Closing.  The closing of the Transaction (the “Closing”) shall take place within three business days following the Pricing Date, upon completion of the Deposit /Withdrawal at Custodian ("DWAC") settlement, subject to satisfaction (or waiver) of the conditions in Article V hereof (the “Closing Date”).

Section 2.3      Deliveries by Company.  The Company shall deliver funds by wire transfer and the Transaction will be settled using a DWAC settlement procedure.

Section 2.4      Deliveries by Seller.  The Seller will deliver the shares using a DWAC settlement procedure.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1      Representations and Warranties of each Seller.  The Seller hereby represents and warrants to the Company as follows:

(a)        Power and Authority.  The Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform his obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by him under this Agreement.

(b)        Execution and Delivery.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ interests and (ii) the availability of equitable remedies (whether in a Proceeding in equity or at Law) (collectively, the “Bankruptcy and Equity Limitation”).

(c)        Ownership of Shares.  The Seller holds and has good and valid title to the Redeemed Shares free and clear of all Encumbrances.  Following payment of the Purchase Price, good and valid title to, or a valid security entitlement in, the Redeemed Shares will pass to Company, free and clear of all Encumbrances.

(d)        No Conflict.  The execution and delivery of this Agreement and the performance by the Seller of his obligations hereunder and compliance by the Seller with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material Contract to which any Seller is a party, (ii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, Order, rule or regulation of any Governmental Entity having jurisdiction over the Seller or any of Seller’s properties or assets, and (iii) shall not result in the creation of any Encumbrance upon any of the properties or assets of the Seller (including the Redeemed Shares).

(e)        Contracts.  There is no existing option, warrant, call, right or other Contract of any character to which the Seller is a party requiring, and there are no securities outstanding which upon conversion or exchange would require, the sale or transfer of (or the making of an offer to sell or transfer of) the Redeemed Shares.  The Seller is not party to any Contract (i) with respect to the voting, redemption, sale, transfer or disposition of, or any other similar Contract with respect to, the Redeemed Shares, except for this Agreement, or (ii) with the Company or any of its Affiliates with respect to acquiring, holding, voting or disposing of any stock or securities of the Company other than the Redeemed Shares pursuant to this Agreement.

(f)        Consents and Approvals.  No consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over the Seller is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the Transaction.

(g)        Legal Proceedings. As of the date hereof, there are no legal, governmental or regulatory Proceedings pending or, to the knowledge of the Seller, threatened against the Seller which, individually or in the aggregate, if determined adversely to a Seller, would materially and adversely affect the ability of the Seller to perform its obligations under this Agreement.

(h)        No Broker’s Fees.  No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or other similar payment in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of the Seller.

(i)         Sophisticated Seller.  The Seller is sophisticated and capable of understanding and appreciating, and does understand and appreciate, that future events may occur that could increase the price of the Redeemed Shares, and that by selling the Redeemed

Shares to the Company the Seller will be deprived of the opportunity to participate in any such gain.

(j)         Fair Market Value.  The Seller acknowledges and agrees that the Company has made no representations or warranties to the Seller regarding the fair market value of the Redeemed Shares.

(k)        No Other Representations or Warranties.  Other than as set forth in this Agreement, neither the Company, nor any of its affiliates, attorneys, accountants or advisors, has made any representations or warranties to the Seller.

Section 3.2      Representations and Warranties of the Company.  The Company represents and warrants to the Seller as follows:

(a)        Organization.  The Company is a corporation, duly organized and is validly existing and in good standing under the Laws of the State of Delaware.

(b)        Power and Authority.  The Company has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it under this Agreement.

(c)        Execution and Delivery.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation, enforceable the Company in accordance with its terms, subject to the Bankruptcy and Equity Limitation.

(d)        No Conflict.  The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder and compliance by the Company with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material Contract to which the Company is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of the Company and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, Order, rule or regulation of any Governmental Entity having jurisdiction over the Company or its properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of the Company to consummate the Transaction.

(e)        Consents and Approvals.  No consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over the Company is required in connection with the execution and delivery by the Company of this Agreement or the consummation of the Transaction.

(f)        Legal Proceedings. As of the date hereof, there are no legal, governmental or regulatory Proceedings pending or, to the knowledge of the Company, threatened against the

Company which, individually or in the aggregate, if determined adversely to the Company, would materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

(g)        No Broker’s Fees.  No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or other similar payment in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of the Company.

ARTICLE IV

COVENANTS

Section 4.1      Further Assurances. The Seller agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, including causing the Company to execute and deliver, such further instruments or documents or take such other action (including providing instructions to the Depository Trust Company or other custodians of the Redeemed Shares so as to facilitate the Redeemed Shares being held by the Company in the facilities of the Depositary Trust Company) as may be reasonably necessary (or as reasonably requested by the Company) to consummate the Transaction.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1      Conditions to Each Party’s Obligation to Consummate the Transaction.  The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction or waiver of the following condition:

(a)        No Injunction.  No judgment, injunction, decree or other legal restraint (each, an “Order”) prohibiting the consummation of the Transaction shall have been issued by any Governmental Entity and be continuing in effect, there shall be no pending Proceeding commenced by a Governmental Entity seeking an Order that would prohibit the Transaction, and the consummation of the Transaction shall not have been prohibited or rendered illegal under any applicable Law.

Section 5.2      Conditions to the Seller’s Obligation to Consummate the Transaction.  The obligation of the Seller to consummate the Transaction are subject to the satisfaction or waiver of each of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of the Company set forth in Section 3.2 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)        Covenants.  Each of the covenants and agreements of the Company contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all respects.

Section 5.3      Conditions to Company’s Obligation to Consummate the Transaction.  The obligation of the Company to consummate the Transaction is subject to the satisfaction or waiver of each of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of the Seller set forth in Section 3.1 (other than Section 3.1(c)) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).  The representations and warranties of the Seller set forth in Section 3.1(c) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)        Covenants.  Each of the covenants and agreements of the Seller contained in this Agreement, including without limitation, delivery of the Redeemed Shares pursuant to Section 2.4, that are to be performed at or prior to the Closing shall have been duly performed in all respects.

(c)        Form W-9.  At or prior to the Closing, the Seller shall have delivered to the Company a properly executed and completed IRS Form W-9 with respect to the Seller.

ARTICLE VI

MISCELLANEOUS

Section 6.1      Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows:  (w) on the date delivered, if personally delivered; (x) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained after completion of transmission; (y) on the day of transmission if sent via email to the email address given below (provided that the party delivering notice by email obtains confirmation of receipt of such electronic mail); or (z) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)        If to the Company, to:

Willis Lease Finance Corporation
773 San Marin Drive, Suite 2215
Novato, CA 94998

Attn: Dean Poulakidas
Facsimile: (415)  408-4701

Email:  dpoulakidas@willislease.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
505 Howard Street, #1000
San Francisco, CA 94105
Attn: Edward Wes
Facsimile: (650)  838-4350

Email:  wesed@perkinscoie.com

(b)        If to Seller to:

M3 Partners, LP

10 Exchange Place, Suite 510
Salt Lake City, UT 84111
email:  info@m3funds.com

Section 6.2      Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party. Notwithstanding the previous sentence, this Agreement, or the Company’s rights, interests or obligations hereunder (including, without limitation, the right to receive any of the Redeemed Shares pursuant to this Agreement), may be assigned or transferred, in whole or in part, by the Company to one or more of its Affiliates; provided that no such assignment shall release the Company from its obligations hereunder to be performed by Company on or prior to the Closing. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 6.3      Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter hereof.

Section 6.4      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each party hereto agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement or the Transaction exclusively in the courts of the State of California and the Federal courts of the United States, in each case, located in the City and County of San Francisco, California (the “Chosen Courts”).  Solely in connection with claims arising under this Agreement or the Transaction, each party hereto (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 6.1 of this Agreement.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 6.5       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 6.6      Expenses.  Each party shall bear its own costs and expenses incurred in connection with this Agreement and the Transaction.

Section 6.7      Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

Section 6.8      Specific Performance.  The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement with respect to the Transaction were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or equity, the parties shall be entitled to seek an injunction or injunctions, without proof of damages, to prevent a breach of this Agreement and to specifically enforce the terms and provisions of this Agreement.

Section 6.9      Additional Documents.  Each party agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Scott B. Flaherty
Name:	Scott B. Flaherty
Title:	SVP & Chief Financial Officer

M3 PARTNERS, LP

By:	/s/ Jason A. Stock
Name:	Jason A. Stock
Title:	Managing Member of General Partner

By:	/s/ William C. Waller
Name:	William C. Waller
Title:	Managing Member of General Partner

[Signature Page to Redemption Agreement]